Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-188901) and on Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-59212, 333-135282, 333-141600, 333-154775, 333-167846, 333-175053, 333-175819, 333-188902, 333-196415 and 333-218174) of Allscripts Healthcare Solutions, Inc., of our report dated November 3, 2017 with respect to the combined abbreviated financial statements of the provider/patient engagement solutions business of NantHealth, Inc., included in this current report on Form 8-K/A of Allscripts Healthcare Solutions, Inc., dated November 9, 2017.

/s/ Ernst & Young LLP

November 9, 2017

Los Angeles, California